Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Principal-Protected Notes Based Upon a
Basket of Currencies Due June 26, 2009
Final Term Sheet
October 23, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	Payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA (Moody’s/S&P)

Offering:	Principal-Protected Notes Based Upon a Basket of Currencies Due June 26, 2009

Sole Underwriter:	Citigroup Global Markets Inc.

Basket Currencies:	Brazilian real (BRL), Russian ruble (RUB), Indian rupee (INR), Chinese yuan (CNY)

Principal Amount Issued:	US$4,000,000

Pricing Date:	October 23, 2007

Issue Date:	October 26, 2007

Maturity Date:	June 26, 2009

Issue Price:	100% of the principal amount

Payment at Maturity:	Principal Amount + Return Amount

Principal:	100%

Return Amount:	3.00% + Max[0.0%, Basket Return–3.00%] x Participation Rate x Principal Amount Where Participation Rate = 230%

i	CCYUSD(i)	w(i)	Description
1	BRLUSD	25%

Number of U.S. dollars per Brazilian real. Calculated by taking the inverse of the U.S. dollar/Brazilian real exchange rate (expressed as the amount of Brazilian reais per U.S. dollar), as quoted on Reuters Page “BRFR” (the offer side) for a business day. Available about 6:00 p.m. New York City time.

2	RUBUSD	25%

Number of U.S. dollars per Russian ruble. Calculated by taking the inverse of the U.S. dollar/Russian ruble exchange rate (expressed as the amount of Russian rubles per U.S. dollar), as quoted on Reuters Page “EMTA” for a business day. Available about 8:30 a.m. New York City time.

3	INRUSD	25%

Number of U.S. dollars per Indian rupee. Calculated by taking the inverse of the U.S. dollar/Indian rupee exchange rate (expressed as the amount of Indian rupees per U.S. dollar), as quoted on Reuters Page “RBIB” for a business day. Available about 8:30 a.m. New York City time.

4	CNYUSD	25%

Number of U.S. dollars per Chinese yuan. Calculated by taking the inverse of the U.S. dollar/Chinese yuan exchange rate (expressed as the amount of Chinese yuan per U.S. dollar), as quoted on Reuters Page “SAEC” for a business day. Available about 8:30 a.m. New York City time.

For each CCYUSD(i) CCYsUSD = Spot exchange rate on the Issue Date as described above CCYUSDf = Spot exchange rate on the Valuation Date, as described above

Valuation Date:	Three business days prior to Maturity Date

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.
Principal-Protected Notes Based Upon a
Basket of Currencies Due June 26, 2009
Final Term Sheet
October 23, 2007

Day Count:	30/360 unadjusted

Early Redemption:	None

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0EL9

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.